                                                Filed pursuant to Rule 424(b)(3)
                                       Registration Statement File No. 333-44463
                     [LOGO OF UNITED DOMINION REALTY TRUST]
                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

                               ----------------

                         PROSPECTUS DATED JUNE 1, 2000

                               ----------------

                                   PROSPECTUS
                       UNITED DOMINION REALTY TRUST, INC.
                           DIVIDEND REINVESTMENT AND
                              STOCK PURCHASE PLAN

   Pursuant to its revised Dividend Reinvestment and Stock Purchase Plan (the "Plan"), United Dominion Realty Trust, Inc. ("we" or "United Dominion") hereby offers to holders, sometimes called Shareholders, of its common stock, $1 par value, 9.25% Series A Cumulative Redeemable Preferred Stock and 8.60% Series B Cumulative Redeemable Preferred Stock, a convenient and economical way to acquire common stock without payment of any brokerage commission or service charge. The common stock is sometimes referred to as the "Shares."

   Dividends reinvested will be applied to the purchase of Shares either on the open market at the price per share at which the Plan's purchase order for such shares is executed or from United Dominion at a price per share equal to the average of the high and low sale prices of the common stock on the NYSE on the Investment Date (or, if that is not a trading day, the next following trading day) (the "Average Market Value"). No Shares will be purchased under the Plan at less than their par value ($1.00 per share). Participants may make additional cash payments of not less than $50 and not more than $25,000 per quarter; such payments will be applied to the purchase of Shares either on the open market at the price per share at which the Plan's purchase order for such shares is executed or from United Dominion at a price per share equal to the Average Market Value.

   A Shareholder of record may participate in the Plan by completing an Authorization Card in the form attached to this prospectus. A Shareholder whose shares of common or preferred stock are held by a broker, bank or other nominee should consult with such nominee if the Shareholder desires to participate in the Plan.

   Shareholders who currently participate in United Dominion's Plan need take no further action to continue participation in the Plan. Shareholders who are not participants in United Dominion's Plan and who do not want to become participants need do nothing and will continue to receive their cash dividends, if and when declared, as usual. It is suggested that this Prospectus be retained for future reference.

   Our common stock is listed on the NYSE under the symbol "UDR."

   Neither the SEC nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is June 1, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file with the SEC annual reports on Form 10-K, quarterly reports on Form10-Q, current reports on Form 8-K and proxy or information statements, which are incorporated by reference in this prospectus as described under the heading "Incorporation of Information Filed With the SEC" below. The public may read and copy the reports and other information that we file with the SEC at their public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC in Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   You may also obtain information about us from the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511.

   The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding United Dominion and other issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

   This prospectus omits certain information included in the registration statement and its exhibits. Statements made in this prospectus as to the contents of any contract, agreement or other document that is an exhibit to the registration statement are only summaries and are not complete. We refer you to the relevant exhibits for a more complete description of the matter involved. Each statement regarding an exhibit is qualified by the text of the relevant document.

                INCORPORATION OF INFORMATION FILED WITH THE SEC

   We are "incorporating by reference" certain information that we have filed with the SEC, which means:

  .  incorporated documents are considered part of this prospectus;

  . we are disclosing important information to you by referring you to those documents; and

  . information that we file with the SEC will automatically update and supersede this prospectus.

   We incorporate by reference the documents listed below that we filed with the SEC under the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the year ended December 31, 1999;

  .  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

  . The description of our common stock contained in our Registration Statement on Form 8A dated April 19, 1990, including any amendment filed for the purpose of updating that description.

   We also incorporate by reference each of the following documents that we may file with the SEC after the date of this prospectus:

  .  Reports filed under Sections 13(a) and (c) of the Exchange Act;

  . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  .  Any reports filed under Section 15(d) of the Exchange Act.

   We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information incorporated by reference upon written or oral request at no cost to the requester. Requests must be made to:

     United Dominion Realty Trust, Inc.
     10 South Sixth Street
     Richmond, Virginia 23219-3802
     Attention: Investor Relations
     (804) 780-2691

   You should rely only on the information contained or incorporated by reference in this prospectus and the registration statement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as information that we filed with the SEC before the date of this prospectus and incorporated by reference in this prospectus, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

   This report, proxy statements and other information that we have filed with the SEC, which we incorporate by reference in this prospectus, may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "anticipate," "believe," "estimate," "expect," "project" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements.

   We have based these forward-looking statements largely on our expectations as well as assumptions that we have made and information currently available to our management. Although we believe that our expectations and assumptions are reasonable, they are subject to a number of risks and uncertainties, some of which are beyond our control, and we therefore can give no assurance that they will in fact be realized. Forward-looking statements that are dependent upon realization of our assumptions and expectations include, but are not limited to, those discussing:

  .  our declaration or payment of distributions;

  . our potential developments or acquisitions or dispositions of properties, assets or other public or private companies;

  . our policies regarding investments, indebtedness, acquisitions, dispositions, financings, conflicts of interest and other matters;

  .  our qualification as a REIT under the Internal Revenue Code;

  .  the real estate markets in which we operate and in general;

  .  the availability of debt and equity financing;

  .  interest rates;

  .  general economic conditions; and

  .  trends affecting our financial condition or results of operations.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                UNITED DOMINION

   United Dominion, a Virginia corporation, is a real estate investment trust formed in 1972 with activities related to the ownership, development, acquisition, renovation and management of multifamily apartment communities nationwide. United Dominion is operated in a manner intended to enable it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). As of March 31, 2000, United Dominion owned communities with over 81,000 apartment homes across the country.

   Additional information regarding United Dominion, including our audited financial statements and description of United Dominion, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

Description of the Plan

   The provisions of our Dividend Reinvestment and Stock Purchase Plan are set forth below in question and answer format. Please retain this Prospectus for future reference.

Purpose

   1. What is the purpose of the Plan?

   The purpose of the Plan is to provide holders of record ("Participant" or "you") of shares of common and preferred stock with a simple and convenient method of investing cash dividends or voluntary cash payments, or both, to purchase additional Shares of common stock (not preferred stock) without payment of any brokerage commissions, fees or service charges. Shares purchased under the Plan will either be original issue Shares or Shares purchased in the open market by the plan administrator, ChaseMellon Shareholder Services, L.L.C. (the "Plan Administrator") (see Question 4). To the extent Shares are purchased by the Plan Administrator in the open market, United Dominion will not receive any proceeds. To the extent the Shares are original issue shares, United Dominion will receive additional funds for its working capital and general corporate purposes. See "Use of Proceeds."

Advantages and Possible Disadvantages

   2. What are the advantages and possible disadvantages of the Plan?

   Advantages of the Plan may include:

  . Automatic Reinvestment. You may have cash dividends on all or a portion of your Shares of common and preferred stock automatically reinvested in additional whole and fractional shares of common stock. Dividends on those additional Shares will be reinvested automatically in additional Shares.

  . Voluntary Cash Investment In Shares. You may purchase additional Shares by making voluntary cash payments of not less than $50 nor more than $25,000 (per Participant or beneficial owner on whose behalf a Participant is acting) in any period between quarterly investment dates.

  . No Brokerage Fees. There are no brokerage fees, commissions or service charges on Shares purchased through the Plan, either with reinvested dividends or with voluntary payments. You receive free custodial service for the Shares you hold through the Plan.

  . Statements. Regular statements of account will be mailed to Participants after each investment to provide simplified record-keeping.

   In evaluating the potential advantages of the Plan, prospective Participants should also consider possible disadvantages of the Plan. A Participant must make an investment decision to participate in the Plan and to purchase Shares prior to the date the purchase price is determined. See Question 13. Unless we specifically provide otherwise, a Participant may not terminate participation with respect to a given Investment Date after the dividend record date with respect to the reinvestment of dividends or after the 72 hour period preceding the Investment Date with respect to voluntary cash payments. See Question 21. The market price of the Shares may fluctuate between the time you make an investment decision to participate in the Plan and the time at which Shares are purchased. In addition, no interest will be paid on voluntary cash payments received by the Plan Administrator pending reinvestment under the Plan.

   Finally, you must be aware of the income tax consequences of participation in the Plan (summarized under Question 23), including the rule that you will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the Shares purchased plus any cash actually distributed.

Eligibility

   3. Who is eligible to participate in the Plan?

   Holders of record of common and preferred stock are eligible to participate in the Plan with respect to all or any of their Shares. If your shares are held of record by a broker or nominee and you want to participate in the Plan, you must make appropriate arrangements with your broker or nominee.

   We may refuse participation in the Plan to Shareholders residing in jurisdictions where Shares offered pursuant to the Plan are neither registered under applicable securities laws or exempt from registration.

Administration

   4. Who administers the Plan for the Participants?

   The Chase Manhattan Bank administers the Plan, and certain administrative support will be provided to the Plan Administrator by ChaseMellon Shareholder Services, L.L.C. ("ChaseMellon"), which also serves as United Dominion's transfer agent. The Plan Administrator holds certificates for Shares held in your Plan account, keeps records and sends statements of your account to you. Shares purchased under the Plan are registered in the name of ChaseMellon or its nominee, as agent, and credited to the accounts of Participants.

   All communications regarding the Plan should be sent to:

    United Dominion Realty Trust, Inc.
    Dividend Reinvestment and Stock Purchase Plan
    ChaseMellon Shareholder Services, L.L.C.
    P.O. Box 3338
    South Hackensack, New Jersey 07606

Enrollment

   5. How does an eligible Shareholder participate?

   All Shareholders currently participating in the Plan will continue until they withdraw either as described in Question 21 or as otherwise permitted by us. Otherwise, a Shareholder of record may join the Plan by completing an Authorization Card in the form included in this Prospectus and returning it to the Plan Administrator.

   A Shareholder who is not a Shareholder of record and who owns shares of common or preferred stock through a broker, bank or other nominee should contact the broker, bank or other nominee regarding how to participate. For any such beneficial owner to participate, the broker, bank or other nominee will have to become a "Participant" on behalf of the beneficial owners it represents by submitting an Authorization Card to the Plan Administrator.

   6. When may a Shareholder join the Plan?

   You may join the Plan at any time. If the Authorization Card is received by the Plan Administrator on or before the record date for the payment of the next dividend, reinvestment will begin with that dividend. If the Authorization Card is received in the period between any dividend record date and payment date, unless we otherwise notify you, the next dividend will be paid in cash and the Shareholder's initial dividend reinvestment will begin with the following dividend.

   Voluntary cash payments may be made at any time after you join the Plan.

   7. What does the Authorization Card provide?

   The Authorization Card provides for the purchase of additional Shares through these investment options:

  . Full Dividend Reinvestment directs the investment of all of your cash dividends on all of the shares of common or preferred stock then or subsequently registered in your name, and also permits you to make voluntary cash payments for the purchase of additional Shares under the Plan.

  . Partial Dividend Reinvestment directs the investment of the cash dividends on that number of shares of common or preferred stock registered in your name which are designated in the appropriate space on the Authorization Card, and also permits you to make voluntary cash payments for the purchase of additional Shares under the Plan.

   You may select either of the above investment options.

   To initially elect to participate in the Plan, you must direct the Plan Administrator to reinvest dividends on at least one share of common stock or preferred stock held of record by the Shareholder. You may not elect to make only voluntary cash payments under the Plan.

   8. How may Participants change investment options under the Plan?

   As a Participant, you may change investment options or modify the number of shares of common or preferred stock designated under the Partial Dividend Reinvestment option at any time by completing a new Authorization Card and returning it to the Plan Administrator at the address as set forth on the Authorization

Card. Beneficial owners of shares of common or preferred stock who are not Shareholders of record should consult with their broker, bank or other nominee regarding procedures for changing options under the Plan.

Costs

   9. What costs do Participants pay for their purchase of Shares under the Plan?

   Participants in the Plan pay no service charges or other fees for purchases made under the Plan. All costs of administration of the Plan are paid by United Dominion. If you terminate participation in the Plan or ask that your Plan Shares be sold, you will pay certain charges as explained in Question 21 below. In addition, beneficial owners of shares of common or preferred stock participating through a broker, bank or nominee should consult their broker, bank or other nominee to determine if there is any charge for participating in that manner.

Purchases and Price of Shares

   10. What is the source of the Shares purchased under the Plan?

   It is anticipated that the Plan Administrator will use dividends and voluntary cash payments to purchase Shares on the open market. The Plan, however, does provide the flexibility of having all of the Shares under the Plan issued out of United Dominion's authorized but unissued Shares of common stock.

   11. When will dividends and voluntary cash payments be invested in Shares?

   Common and preferred stock dividends, as well as any voluntary cash payments, will be invested on the date on which common stock dividends are paid each quarter (the "Investment Date"). Payment dates for common stock dividends are ordinarily on or about the last business day of January, April, July and October. Payment dates for Series A preferred stock dividends are the 15th day (or the next following business day if any such payment date is not a business day) of each January, April, July and October. Payment dates for Series B preferred stock dividends are the last day (or the next following business day if any such payment date is not a business day) of each February, May, August and November. Preferred stock dividends will be held by us, without interest, until the Investment Date next following the date on which such dividends are paid and will then be invested. You become an owner of Shares purchased under the Plan as of the Investment Date.

   12. How many Shares will be purchased with a Participant's dividends and voluntary cash payments?

   The number of Shares purchased for you as a Participant in the Plan depends on the amount of your dividends and voluntary cash payments, if any, to be reinvested (less any required withholding tax) and the purchase price of the Shares. Your account will be credited with the number of Shares, including fractions computed to four decimal places, equal to the total amount invested divided by the purchase price per share.

   13. What will be the price for Shares purchased under the Plan?

   Shares will be purchased for participants either on the open market at the price per share at which the Plan's purchase order for such Shares is executed or from United Dominion at a price per share equal to the Average Market Value. No Shares will be purchased under the Plan at less than their par value ($1.00 per share).

   Since purchase prices for the Shares are established on the applicable Investment Date, a Participant loses any advantages otherwise available from being able to select the timing of investments. Participants should recognize that neither United Dominion nor the Plan Administrator can assure a profit or protect against a loss on Shares purchased under the Plan.

   14. How are voluntary cash payments made?

   As a Participant, you may make voluntary cash payments for the purchase of common stock. You may not make voluntary cash payments unless you elect dividend reinvestment. Payments must be at least $50 and not more than $25,000 per quarter. You are not obligated to make any voluntary cash payments, and if you choose to do so, you need not pay the same amount each quarter.

   Cash payments must be received at least one business day before an Investment Date in order to be used to purchase Shares on that Investment Date. Voluntary cash payments received later than one business day before an Investment Date will be held, without interest, until the next Investment Date. Any payments not yet invested will be refunded on written request received by the Plan Administrator not later than five business days before the next Investment Date.

   You may make voluntary cash purchases when you join the Plan by enclosing a check or money order payable to Administrator, The Chase Manhattan Bank, with the enrollment card. After you are enrolled, please use the form provided with your account statement when you make voluntary cash purchases.

   As an alternative to mailing a check or money order with each voluntary cash payment, a Participant may make arrangements with the Plan Administrator for automatic drafts or withdrawals from a Participant's checking, savings or other account. If a Participant provides the Plan Administrator written notice of any change in such automatic draft or automatic withdrawal authorization at least ten days before any record date, such change will be given effect as of the next dividend payment date. If the notice is given to the Plan Administrator after the ten-day period, the change will not be given effect until the second succeeding dividend payment date.

   Shares purchased with voluntary cash payments will be held by the Plan Administrator and credited to your account under the Plan. Thereafter, dividends on such Shares will automatically be fully reinvested in additional Shares unless Shares credited to your account are withdrawn from the Plan by written notice to the Plan Administrator, which must be received before the applicable dividend record date.

   A Shareholder who is not a Shareholder of record and who owns shares of common or preferred stock through a broker, bank or other nominee should contact the broker, bank or other nominee regarding how to make voluntary cash payments. The broker, bank or other nominee will submit voluntary cash payments to the Plan Administrator on behalf of the beneficial owner.

   15. Are there any limitations on voluntary cash payments?

   Yes. A Participant, or a beneficial owner on whose behalf a Participant is acting, may make voluntary cash payments during the period between each quarterly Investment Date of not less than $50 nor more than

$25,000 (the "Maximum Investment"). If a Participant, or a beneficial owner on whose behalf a Participant is acting, holds more than one Plan account or Shares under the same social security or tax identification number, voluntary cash payments from the Participant or beneficial owner will generally be aggregated and subject to the Maximum Investment. We will not consider or grant any request for waiver of the Maximum Investment. A Participant, or a beneficial owner on whose behalf a Participant is acting, may use voluntary cash payments to purchase a number of Shares exceeding that number of Shares owned by the Participant or beneficial owner on the record date.

Reports to Participants

   16. What reports will Participants receive?

   You will receive a statement of your account as soon as practicable after each Investment Date. The statements will contain a report of all transactions since the last statement, including information with respect to the number of Shares allocated to your account, the amount of dividends received which are allocable to you, the amount of common stock purchased therewith and the price paid. These statements are your continuing record of the cost of your purchase and should be retained for income tax purposes. During the year Participants will receive copies of the same materials sent to all Shareholders, including annual reports, proxy statements and other information concerning annual Shareholder meetings. In general, a Shareholder who is not a Shareholder of record and who owns shares of common or preferred stock through a broker, bank or nominee will receive statements and information concerning the Plan only from the broker, bank or nominee, although we may also elect to send various Shareholder communications to underlying beneficial owners.

Dividends on Shares held in Plan

   17. Will Participants be paid dividends paid on Shares held in their accounts under the Plan?

   Yes. Dividends paid on Shares held in the Plan (less any required withholding tax) will be credited to your Plan account. Dividends are paid on both full and fractional Shares held in your account and are automatically reinvested.

Certificates for Shares

   18. Do Participants receive certificates for Shares purchased under the Plan?

   The certificates for Shares purchased for your account will be held in the name of the Plan Administrator or its nominee. The number of Shares purchased will be shown on your statement of account. This feature permits ownership of fractional Shares, protects against loss, theft or destruction of stock certificates, and reduces the costs of the Plan.

   Certificates for any number of whole Shares credited to your account will be issued in your name upon your written request to the Plan Administrator. Certificates for fractional Shares will not be issued. Should you want your certificates issued in a different name, you must notify the Plan Administrator in writing and comply with applicable transfer requirements. If you wish to sell any whole Shares credited to your account under the Plan, you will have the option of either (i) receiving a certificate for such whole number of Shares or (ii) requesting that such Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. Brokerage commissions on such sales will not be paid by United Dominion, and will be deducted from the sales proceeds. See Question 21. If you wish to pledge Shares credited to your account, you must first have the certificate for those Shares issued in your name.

   19. In whose name will certificates be issued?

   A Participant's account under the Plan will be maintained in the name in which his shares of common or preferred stock were registered at the time he enrolled in the Plan. Consequently, if and when certificates for Shares held under the Plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole Shares only.

Sales of Shares

   20. How may Participants sell Shares through the Plan?

   Participants may instruct the Plan Administrator to sell some or all of their Shares held in the Plan by notifying the Plan Administrator in writing or by using the form included with account statements. Beneficial owners holding their Shares through a broker, bank or other nominee should consult the broker, bank or other nominee regarding procedures for selling the Shares.

   The Plan Administrator will sell Shares through a registered broker dealer as soon as practicable after receipt of a proper written request. Shares to be sold may be combined with those of other Participants requesting sale of their Shares, and the proceeds to each Participant will be based on the average price for all Shares sold during the day of sale. Participants should understand that the price of the Shares may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer the ability for Participants to specify either the dates or the prices at which Shares are to be sold through the Plan Administrator.

   If a request to sell Shares is received on or after the record date, and before the payment date, for a dividend, any cash dividend paid on such Shares will be reinvested. The request to sell Shares will then be processed as soon as practicable after the dividend is reinvested and the additional Shares are credited to the Participant's account.

Termination of Participation

   21. How does a Participant terminate participation in the Plan?

   You may discontinue reinvestment of dividends under the Plan with respect to any of your shares of common or preferred stock (other than Shares held for your account in the Plan) at any time by notifying the Plan Administrator in writing. Unless we provide otherwise, if the withdrawal request is received on or after the record date for determining the Shareholders entitled to receive the next dividend, that dividend will be reinvested in Shares for the Participant's account on the dividend payment date, and the request for withdrawal will be processed promptly thereafter. Any voluntary cash payments sent to the Plan Administrator prior to a withdrawal request will also be invested in Shares on the next Investment Date unless the Participant requests in writing the return of the payments at least 72 hours before the Investment Date.

   If you notify the Plan Administrator of your termination of participation in the Plan with respect to all of your shares of common or preferred stock (including Shares held for your account in the Plan), or if your participation in the Plan is terminated by us, you may elect either (i) to receive a certificate for whole Shares credited to your account under the Plan or (ii) to request that any Shares held in your account be sold, in which case the Shares will be sold on the open market as soon as practicable. In either case you will be sent a check representing the value of any fractional share computed on the basis of the average of the high and low sale prices of the common stock on the NYSE on the date your account is terminated. Brokerage commissions on sales will not be paid by United Dominion, and will be deducted from the sales proceeds. In addition, if you terminate participation in the Plan with respect to all of your shares of common or preferred stock, you will be subject to a $5.00 service charge imposed by the Plan Administrator, which will not be paid by United Dominion.

   Beneficial owners holding their shares of common or preferred stock through a broker, bank or other nominee should consult the broker, bank or other nominee regarding procedures for withdrawal.

   If we terminate the Plan, you will receive a certificate for the number of whole Shares credited to your account under the Plan and a check for the value of any fractional share (computed as described in the preceding paragraph).

   If a participant moves his or her residence to a jurisdiction where Shares offered pursuant to the Plan are neither registered nor exempt from registration under applicable securities laws, we may deem the participant to have terminated participation in the Plan.

   22. When may a Shareholder rejoin the Plan?

   Generally, a Shareholder of record may again become a Participant at any time.

Tax Consequences of Participation in the Plan

   23. What are the federal income tax consequences of participation in the Plan?

   The following discussion summarizes the principal federal income tax consequences, under current law, of participation in the Plan. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as tax-exempt organizations, insurance companies, financial institutions, broker-dealers and foreign persons). The discussion is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in the Plan and the disposition of any Shares purchased pursuant to the Plan.

   Reinvested Dividends. When your dividends are reinvested to acquire Shares (including any fractional share), you will be treated as having received a distribution equal to the fair market value of the Shares that you acquire through the Plan. In the case of Shares purchased from United Dominion, the value of such Shares will be based upon the Average Market Value multiplied by the number of Shares (including any fractional share) purchased. In the case of Shares purchased on the open market, the value of such Shares will be the price at which the Plan's purchase order for such Shares is executed multiplied by the number of Shares (including any fractional share) purchased. The amount treated as a distribution to you will constitute a dividend for federal income tax purposes to the same extent as a cash distribution. The initial tax basis of Shares you acquire with reinvested dividends will equal the Average Market Value of such Shares in the case of Shares purchased from United Dominion, and the price at which the Plan's purchase order for such Shares is executed in the case of Shares purchased on the open market.

   The holding period for Shares acquired with reinvested dividends will begin the day after the Investment Date. A whole share resulting from the acquisition of two or more fractional Shares on different Investment Dates will have a split holding period, with the holding period for each fractional component beginning the day after the Investment Date when the fraction was acquired.

   Voluntary Cash Payments. Your initial tax basis in Shares acquired with a voluntary cash payment will be the amount you paid for such Shares and the holding period for such Shares will begin the day after the Investment Date on which such Shares are purchased. A share consisting of fractional shares purchased on different Investment Dates will have a split holding period, with the holding period for each fractional component beginning the day after the Investment Date on which it was purchased.

   Receipt of Share Certificates and Cash. You will not realize any income when you receive certificates for whole shares credited to your account under the Plan. Any cash received for a fractional share held in your account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share. Similarly, if the Plan Administrator sells your shares pursuant to your request upon termination of your participation in the Plan, you will recognize gain or loss equal to the difference between the amount you realize on the sale and your tax basis in the shares. Gain or loss recognized on a sale of shares (including a fractional share) from your account generally will be capital gain or loss if you hold your Plan shares as capital assets.

                               OTHER INFORMATION

   24. What happens when a Participant sells or transfers some or all of his or her Shares in the Plan?

   There is no effect on the Shares remaining in the Plan.

   If you dispose of all or a portion of your Shares, the Plan Administrator will continue to reinvest dividends on Shares credited to your Plan account in additional Shares unless and until a written request to withdraw such Shares from your Plan account is received by the Plan Administrator, and any voluntary cash payments will continue to be invested under the Plan in additional Shares.

   If you dispose of all or a portion of your Shares and you have directed the Plan Administrator to reinvest dividends on some of your Shares (i.e., Partial Dividend Reinvestment), you should provide new written instructions to the Plan Administrator on how to handle your account. If the Plan Administrator does not receive new instructions, it may, in its discretion, transmit to you cash dividends paid on all of your remaining Shares.

   25. What happens if United Dominion pays a stock dividend, splits its common stock, or has a rights offering?

   Any stock dividends or splits distributed by United Dominion in respect of Shares held in the Plan for you will be credited to your Plan account. If we issue to our Shareholders rights to subscribe to additional Shares, such rights will be issued to you based on your total share holdings, including Shares held in your Plan account.

   26. How will Participant's Shares be voted at meetings of shareholders?

   You will be able to vote all Shares of common stock (including fractional Shares) credited to your account under the Plan at the same time that you vote the Shares registered in your name on the records of United Dominion.

   27. May the Plan be changed or discontinued?

   While we hope to continue the Plan indefinitely, we reserve the right to suspend or terminate the Plan at any time. We also reserve the right to make modifications to the Plan. Participants will be informed of any such suspension, termination or modification.

   We reserve the right, without notice to participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with its operation. Furthermore, we reserve the right, but do not have the obligation, to waive or modify particular requirements and rules of the Plan if we deem the waiver or modification appropriate. Any such interpretation and regulation shall be conclusive.

   28. What is the responsibility of the Plan Administrator and United Dominion under the Plan?

   The Plan Administrator receives the Participants' dividends and voluntary payments, invests such amounts in additional Shares, maintains records of each Participant's account, holds, or arranges for the holding, in a nominee name of all Shares purchased for Participants, and advises Participants as to all transactions in and the status of their accounts.

   Neither the Plan Administrator nor United Dominion will be liable for any claim based on an act done in good faith or a good faith omission to act. This includes, without limitation, any claim of liability arising out of failure to terminate a Participant's participation in the Plan upon such participant's death, the prices at which Shares are purchased, the times when purchases are made, or fluctuations in the market price of common stock.

   All notices from the Plan Administrator to a participant will be mailed to the participant at his or her last address of record with the Plan Administrator, which will satisfy the Plan Administrator's duty to give notice. Participants must promptly notify the Plan Administrator of any change in address.

   You should recognize that neither United Dominion nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

   29. Who bears the risk of market price fluctuations in the Shares?

   Your investment in Shares held in a Plan account is no different than an investment in directly held Shares in this regard. You bear the risk of loss and the benefits of gain from market price changes for all of your Shares.

   Neither we nor the Plan Administrator can guarantee that Shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

                                USE OF PROCEEDS

   The net proceeds from the sale of original issue Shares issued under the Plan will be used to increase working capital and for other general purposes. United Dominion has no basis for estimating either the number of Shares that ultimately will be sold pursuant to the Plan or prices at which such Shares will be sold.

   United Dominion will not receive any funds under the Plan from the purchase of Shares in the open market by the Plan Administrator.

            INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

   Directors and officers of United Dominion shall be indemnified against liabilities, fines, penalties and claims imposed upon or asserted against them, except for matters as to which they are liable because of willful misconduct or a knowing violation of the criminal law, as provided in United Dominion's Articles of Incorporation and the Virginia Stock Corporation Act. This indemnification covers all costs and expenses reasonably incurred by a director or officer. In addition, the Virginia Stock Corporation Act and United Dominion's Articles of Incorporation may, under certain circumstances, eliminate the liability of directors and officers in a shareholder or derivative proceeding.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or controlling persons of United Dominion pursuant to the foregoing provisions, United Dominion has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, United Dominion will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of Shares purchased by Participants has been passed upon for United Dominion by Hunton & Williams, Richmond, Virginia.

                          INQUIRIES REGARDING THE PLAN

   Please address questions about the Plan and your participation to United Dominion Realty Trust, Inc., 10 South Sixth Street, Richmond, Virginia 23219-3802, Attention: Investor Relations, fax number (804) 343-1912, or call (804) 780-2691.

                               TO JOIN THE PLAN:

(l) Complete this card. Be sure to include your social security or tax identification number and signature.

(2) Staple or tape the card closed so that your signature is enclosed.

                       UNITED DOMINION REALTY TRUST, INC.
         DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN ENROLLMENT CARD

 I hereby appoint ChaseMellon Shareholder Services, L.L.C. (or any successor) as my agent to receive cash dividends that may hereafter become payable to me on Shares of common stock and/or 9 1/4% Series A Cumulative Redeemable Preferred Stock and/or 8.60% Series B Cumulative Redeemable Preferred Stock of United Dominion Realty Trust, Inc. registered in my name as set forth below, and authorize ChaseMellon Shareholder Services, L.L.C., to apply such dividends, and/or any voluntary cash payments I may properly make, to the purchase of full Shares and fractional interests in Shares of the Company's common stock.

 I understand that the purchases will be made under the terms and conditions of the Dividend Reinvestment and Stock Purchase Plan as described in the Prospectus and that I may revoke this authorization at any time by notifying ChaseMellon Shareholder Services, L.L.C., in writing, of my desire to terminate my participation.

--------------------------------------------------------------------------------

Please indicate your participation below:        Return this card only if you wish
Full dividend reinvestment on all Shares of:     to participate in the Plan
 [   ] common stock
 [   ] Series A preferred stock                  ________________________________
 [   ] Series B preferred stock                  Please Print Name(s) as Shown on
Partial dividend reinvestment on:                Stock Certificate
 [   ] Shares of common stock only
 [   ] Shares of Series A preferred stock only   ________________________________
 [   ] Shares of Series B preferred stock only   Signature(s)
[   ] Voluntary cash investment (enclosed):

$ ______________________________                 ________________________________
                                                 Signature(s)
(Must be at least $50 and not more than $25,000)

Date: __________________________
                                                 ________________________________
                                                 Social Security or Taxpayer
                                                 Identification Number

    IF YOUR SHARES ARE HELD OF RECORD BY A BROKER OR NOMINEE, YOU MUST MAKE APPROPRIATE ARRANGEMENTS WITH THE BROKER OR NOMINEE TO PARTICIPATE IN THE PLAN.
           Reverse side of card is self-addressed, postage-paid card.